EXHIBIT 5.1

August 6, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:	Amtech Systems, Inc.—Registration Statement on Form S-8 (Non-Employee Directors Stock Option Plan)

Ladies and Gentlemen:

     We have acted as counsel to Amtech Systems, Inc. an Arizona corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 150,000 shares (the “Shares”) of its common stock, $.01 par value per share (“Common Stock”), issuable pursuant to the Company’s Non-Employee Directors Stock Option Plan, as amended through March 11, 2010. At the Company’s annual meeting of stockholders held on March 11, 2010, the stockholders approved an amendment to increase by 150,000 the number of shares issuable pursuant to the Plan. Accordingly, the Registration Statement relates to the Shares, which are in addition to the 200,000 shares of Common Stock previously authorized for issuance under the Plan, and in respect of which the Company filed registration statements on Form S-8 (File Nos. 333-09911 and 333-131051) filed with the Securities and Exchange Commission (the “Commission”) on August 9, 1996 and January 17, 2006, respectively.

     In connection with the Registration Statement, we have examined such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, examination of the Registration Statement and the Certificate of Incorporation and Bylaws of the Company, including all amendments thereto. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Shares when sold, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Act, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

     We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.
SQUIRE, SANDERS & DEMPSEY L.L.P.